Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (No: 333-139514) of Particle Drilling Technologies, Inc. of our reports dated December 14, 2006 relating to the consolidated financial statements of Particle Drilling Technologies, Inc., as of and for the year ended September 30, 2006 and the period from June 9, 2003 (date of inception) to September 30, 2006, and Particle Drilling Technologies, Inc.’s management assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Particle Drilling Technologies Inc., as of September 30, 2006 which appear in Form 10-K for the year ended September 30, 2006. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas
July 13, 2007